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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a) (Amendment No. 2)1

                             Catalina Lighting, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                           (Title Class of Securities)

                                   148865-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)
      Rodger R. Krouse                    David A. Gerson, Esq.
      Marc J. Leder                       Morgan, Lewis & Bockius LLP
      Sun Capital Partners, LLC           One Oxford Centre
      5200 Town Center Circle             Thirty-Second Floor
      Suite 470                           Pittsburgh, Pennsylvania 15219
      Boca Raton, Florida 33486           (412) 560-3300
      (561) 394-0550
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 23, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].


         Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

---------------------                                               ------------
CUSIP No. 148865-10-8                  13D                          Page 2 of 10
---------------------                                               ------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sun Catalina Holdings,LLC
--------------------------------------------------------------------------------
                                                                  (a)      [_]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

     AF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                                     [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                      7.   SOLE VOTING POWER

                           13,336,455
                 ---------------------------------------------------------------
     NUMBER OF        8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY    ---------------------------------------------------------------
       EACH           9.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               11,891,313
       WITH      ---------------------------------------------------------------
                      10.  SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,336,455
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     67.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                               ------------
CUSIP No. 148865-10-8                  13D                          Page 3 of 10
---------------------                                               ------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sun Capital Partners II,L.P.
--------------------------------------------------------------------------------
                                                                  (a)      [_]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                                     [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                      7.   SOLE VOTING POWER


                 ---------------------------------------------------------------
     NUMBER OF        8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            13,336,455
     OWNED BY    ---------------------------------------------------------------
       EACH           9.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH      ---------------------------------------------------------------
                      10.  SHARED DISPOSITIVE POWER

                           11,891,313
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,336,455
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     67.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                               ------------
CUSIP No. 148865-10-8                  13D                          Page 4 of 10
---------------------                                               ------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sun Capital Advisors II, L.P.
--------------------------------------------------------------------------------
                                                                  (a)      [_]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS


--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                                     [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                      7.   SOLE VOTING POWER


                 ---------------------------------------------------------------
     NUMBER OF        8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            13,336,455
     OWNED BY    ---------------------------------------------------------------
       EACH           9.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH      ---------------------------------------------------------------
                      10.  SHARED DISPOSITIVE POWER

                           11,891,313
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,336,455
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     67.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                            - -------------
CUSIP No. 148865-10-8                  13D                          Page 5 of 10
---------------------                                              -------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sun Capital Partners, LLC
--------------------------------------------------------------------------------
                                                                  (a)      [_]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS


--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                                     [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                      7.   SOLE VOTING POWER


                 ---------------------------------------------------------------
     NUMBER OF        8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            13,336,455
     OWNED BY    ---------------------------------------------------------------
       EACH           9.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH      ---------------------------------------------------------------
                      10.  SHARED DISPOSITIVE POWER

                           11,891,313
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,336,455
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     67.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                               ------------
CUSIP No. 148865-10-8                  13D                          Page 6 of 10
---------------------                                               ------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Marc J. Leder
--------------------------------------------------------------------------------
                                                                  (a)      [_]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS


--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                                     [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                      7.   SOLE VOTING POWER


                 ---------------------------------------------------------------
     NUMBER OF        8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            13,336,455
     OWNED BY    ---------------------------------------------------------------
       EACH           9.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH      ---------------------------------------------------------------
                      10.  SHARED DISPOSITIVE POWER

                           11,891,313
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,336,455
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     67.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                               ------------
CUSIP No. 148865-10-8                  13D                          Page 7 of 10
---------------------                                               ------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Rodger R. Krouse
--------------------------------------------------------------------------------
                                                                  (a)      [_]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS


--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                                     [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                      7.   SOLE VOTING POWER


                 ---------------------------------------------------------------
     NUMBER OF        8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            13,336,455
     OWNED BY    ---------------------------------------------------------------
       EACH           9.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH      ---------------------------------------------------------------
                      10.  SHARED DISPOSITIVE POWER

                           11,891,313
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,336,455
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     67.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                               ------------
CUSIP No. 148865-10-8                  13D                          Page 8 of 10
---------------------                                               ------------



The following constitutes Amendment No. 2 to the Schedule 13D filed on behalf of Sun Catalina Holdings, LLC, a Delaware limited liability company, Sun Capital Partners II, L.P., a Delaware limited partnership, Sun Capital Advisors II, L.P., a Delaware limited partnership, Sun Capital Partners, LLC, a Delaware limited liability company, Marc J. Leder and Rodger R. Krouse with the Securities and Exchange Commission dated August 2, 2001, as amended by Amendment No. 1 dated September 18, 2001 ("Amendment No. 1"), relating to the common stock, par value $.01 (the "Common Stock"), of Catalina Lighting, Inc., a Florida corporation (the "Company"), with its principal executive offices located at 18191 N.W. 68th Avenue, Miami, Florida 33015. The Schedule 13D, as amended by Amendment No. 1 and as now further amended, is collectively referred to as "Schedule 13D". Except as specifically amended by this Amendment No. 2, the Schedule 13D, as amended by Amendment No. 1, remains in full force and effect.

Item 5.    Interest in Securities of the Issuer

         Item 5(a) is amended in its entirety to read as follows:

                  (a) Each of the Reporting Persons may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 of the Exchange Act, of 13,336,455 shares of Common Stock, including 3,904,838 shares underlying warrants held by Sun Catalina, which constitutes 67.4% of the shares of Common Stock outstanding. Additionally, pursuant to a shareholders agreement, certain voting agreements and irrevocable proxies issued in connection with such agreements, each of the Reporting Persons may have the right to vote an additional 3,517,476 shares of Common Stock that may be acquired by third parties upon exercise of options or warrants therefor.

         Item 5(b) is amended in its entirety to read as follows:

                  (b) Sun Catalina has the sole power to vote or direct the vote of 13,336,455 shares of Common Stock, and the sole power to dispose or direct the disposition of 11,891,313 shares of Common Stock. Each Reporting Person other than Sun Catalina may be deemed to have shared power to vote or direct the vote of 13,336,455 shares of Common Stock, and shared power to dispose or direct the disposition of 11,891,313 shares of Common Stock.

---------------------                                               ------------
CUSIP No. 148865-10-8                  13D                          Page 9 of 10
---------------------                                               ------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        SUN CATALINA HOLDINGS, LLC


Date:      February 11, 2002            By:    /s/  Marc J. Leder
           --------------------        -----------------------------------------
                                        Name:      Marc J. Leder
                                        Title:     Co-CEO



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        SUN CAPITAL PARTNERS II, L.P.
                                        By:  Sun Capital Advisors II, L.P.,
                                        its general partner
                                            By:  Sun Capital Partners, LLC,
                                                 its general partner


Date:      February 11, 2002            By:    /s/  Marc J. Leder
           --------------------        -----------------------------------------
                                        Name:      Marc J. Leder
                                        Title:     Co-CEO


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        SUN CAPITAL ADVISORS II, L.P.
                                        By:  Sun Capital Partners, LLC,
                                        its general partner


Date:      February 11, 2002            By:    /s/  Marc J. Leder
           --------------------        -----------------------------------------
                                               Name:      Marc J. Leder
                                               Title:     Co-CEO

---------------------                                              -------------
CUSIP No. 148865-10-8                  13D                         Page 10 of 10
---------------------                                              -------------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      SUN CAPITAL PARTNERS, LLC


Date:      February 11, 2002            By:    /s/  Marc J. Leder
           --------------------       ------------------------------------------
                                               Name:      Marc J. Leder
                                               Title:     Co-CEO



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 11, 2002                   /s/  Marc J. Leder
           --------------------        -----------------------------------------
                                               Marc J. Leder

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 11, 2002                 /s/  Rodger R. Krouse
           --------------------        -----------------------------------------
                                               Rodger R. Krouse



         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).